UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 7, 2011

REHABCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14655	51-0265872
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

7733 Forsyth Boulevard, Suite 2300	63105
St. Louis, Missouri	(Zip Code)
(Address of principal executive offices)

(800) 677-1238
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2011, RehabCare Group, Inc.’s (the “Company”) Compensation Committee (the “Committee”) approved base salary adjustments and long-term and short-term incentive awards for certain named executive officers of the Company as discussed below.

Base Salary Compensation Adjustments

The base salaries of the named executive officers listed below were adjusted as follows:

Named Executive Officer	Effective Date	New Annual Salary	Percentage Increase from Prior Annual Salary
Mr. Jay Shreiner, Executive Vice President and Chief Financial Officer	April 1, 2011	$396,300	2%
Ms. Patricia Henry, Executive Vice President, Skilled Nursing Rehabilitation Services	April 1, 2011	$390,200	2%
Ms. Patricia Williams, Senior Vice President and General Counsel	April 1, 2011	$270,800	2%

Dr. John Short, the Company’s President and Chief Executive Officer, did not receive a salary increase.  His annual salary continues to be $750,000.

Fiscal 2010 Short-Term Incentive Plan (the “STIP”) Awards

Under the Company’s STIP, Dr. Short, Mr. Shreiner and Ms. Williams and other corporate based named executive officers are eligible to receive cash awards allocated as follows:  80% of the cash award is based on the Company’s achievement of earnings per share and revenue targets, and 20% of the cash award is based on the executive’s overall individual performance as assessed by the Committee.  Ms. Henry and other divisional based named executive officers are eligible to receive cash awards allocated as follows: 80% of the cash award is based on achievement of respective divisional revenue and profitability targets as well as achievement of Company earnings per share and revenue targets, and 20% of the cash award is based on the executive’s overall individual performance as assessed by the Committee.  The Company or respective division must achieve at least 85% of the financial target for any award associated with that target to be paid.

Based on the achievement of the STIP Company, division and individual performance objectives, the Committee determined the amount of STIP bonus awards to be paid to certain of the named executive officers for the year ended December 31, 2010, as follows:

Named Executive Officer	Percentage of Salary Paid on Achievement of Targets	Value of Fiscal 2010 Award
Dr. John Short	66%	$493,125
Mr. Jay Shreiner	37%	$144,483
Ms. Patricia Henry	46%	$175,357
Ms. Patricia Williams	30%	$78,992

2008 – 2010 Long-Term Incentive Plan (“LTIP”) Cash Awards

Under the Company’s LTIP, named executive officers are eligible to receive cash awards allocated as follows:  60% of the cash award is based on the Company’s achievement of an earnings per share target and 40% of the cash award is based on the Company’s achievement of a revenue target.  The Company must achieve at least 80% of the financial target for any award associated with that target to be paid.

Based on the achievement of the LTIP Company earnings per share and revenue objectives, the Committee determined the amount of LTIP cash awards to be paid to certain of the named executive officers for the 2008 – 2010 LTIP performance cycle as follows:

Named Executive Officer	Value of 2008 – 2010 LTIP Cash Award
Dr. John Short	–
Mr. Jay Shreiner	$159,688
Ms. Patricia Henry	$151,813
Ms. Patricia Williams	$109,375

Dr. Short did not participate in the cash portion of the 2008 – 2010 LTIP.

2008 – 2010 Long-Term Incentive Plan (“LTIP”) Performance Vested Restricted Stock Awards

As part of the 2008 – 2010 LTIP, Dr. Short was issued three year performance vested restricted shares.  The performance measures and vesting opportunity were tied to the 2008 – 2010 LTIP cash awards.  Dr. Short vested in 41,696 shares based on the level of performance achieved.

2011 – 2013 Long-Term Incentive Plan (“2013 LTIP”) Stock Awards

Under the Company’s 2013 LTIP, named executive officers are eligible to receive a grant of three-year cliff vesting restricted stock.  Dr. Short’s award of restricted stock consists of 50% three-year cliff vesting restricted shares and 50% three-year performance vesting shares.  The performance vesting shares will vest based upon Company performance against earnings per share and revenue targets established by the Committee.  Dr. Short can earn up to 175% of the value of the performance vesting restricted shares if Company performance meets or exceeds 120% of the established earnings per share target and 110% of the established revenue target.

The Committee approved the grant of restricted shares under the Company’s 2013 LTIP to certain named executive officers with the grant date fair value as listed below.  The number of restricted shares granted was determined based on the approved grant date fair value divided the closing share price of the Company’s stock on February 8, 2011 and rounded to the nearest ten shares.  The number of restricted shares granted is also reported in the table below.

Named Executive Officer	Grant Date Fair Value of Restricted Shares Issued on February 8, 2011	Number of Restricted Shares Issued on February 8, 2011
Dr. John Short	$1,250,000(1)	46,393(1)
Mr. Jay Shreiner	$388,500	10,490
Ms. Patricia Henry	$382,500	10,320
Ms. Patricia Williams	$199,125	5,370

(1)   Dr. Short’s award consists of two separate restricted stock grants as follows: i) a grant of 16,870 restricted shares which are three year cliff vested and ii) a grant of 29,523 restricted shares which are three year performance vested.  The number of performance restricted shares that ultimately vest will be based on Company earnings per share and revenue performance against the 2011 - 2013 cash LTIP performance pay-out scale.  If the performance level achieved is at targeted levels, 16,870 performance restricted shares will vest.  If the performance level meets or exceeds 120% of the established earnings per share target and 110% of the established revenue target, all 29,523 of the performance vested shares will vest.  The aggregate grant date fair value of Dr. Short’s awards, if maximum vesting levels are achieved, is $1,718,750.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:        February 10, 2011

REHABCARE GROUP, INC. (Registrant)

By:	/s/ Jay W. Shreiner
Name:	Jay W. Shreiner
Title:	Executive Vice President and Chief Financial Officer